Exhibit 10.38

INVESTMENT BANKING ENGAGEMENT AGREEMENT

July 1st, 2020

John Keeler | Chairman / CEO

Blue Star Foods Corp.

3000 NW 109th Ave, Doral, FL 33172

United States

Dear Mr. Keeler:

Newbridge Securities Corporation (“Newbridge”) is pleased to provide Investment Banking and Corporate Advisory services to Blue Star Foods Corp., a Delaware corporation, (the “Company) on the terms and conditions in this letter agreement (the “Agreement”).

1.	Engagement; Nature of Services.

Newbridge will act as the Company’s financial advisor with respect to the matters listed below and may perform such services as it deems reasonably necessary.

a)	Corporate Advisory Services. Newbridge shall provide the Company with general corporate advisory services in connection with investment banking matters such as:

i)	Assisting the Company with an up-listing process to a National Exchange in the United States (NYSE American, NASDAQ or NYSE), if applicable;
ii)	Introduction to other Investment Banking firms focused on servicing emerging growth companies, if applicable;
iii)	Rendering of advice related to capital structures, capital market opportunities, asset allocation or exit strategies;
iv)	Evaluate any potential capital raise transaction proposals on behalf of the Company and providing guidance with respect to structure and valuation;
v)	Assist in any discussions of any capital raise or financing arrangement, as requested by the Company;
vi)	Assisting in the preparation of a corporate presentation;
vii)	Assisting in the preparation of a comprehensive due diligence package that can be used for potential M&A, Joint-Venture or Capital Raise transactions;
viii)	Working with the Company to develop growth optimization strategies;
ix)	Assist with coordinating outside corporate communications and investor relations professionals;
x)	Introduction to pertinent equity research professionals;
xi)	Assist in getting the Company to attend various small-cap investor conferences;
xii)	Assist in drafting of press releases; and
xiii)	Make ourselves available for board meetings.

Newbridge shall render such other investment banking or financial advisory services as may from time to time be agreed upon by Newbridge and the Company (e.g., fairness opinions, business plans). The fees payable for any such other services shall be customary investment banking or financial advisory fees to be mutually agreed upon based upon the nature and type of the services to be rendered.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

Newbridge shall not be required to undertake duties not reasonably within the scope of the investment banking or financial advisory services contemplated by this Agreement or to spend any minimum amount of time in providing such services. Newbridge does not provide tax, accounting or legal advice. Any public offerings shall be subject to a separate agreement and are expressly not addressed in this Agreement.

2.	Term; Termination of Engagement.

The term of this engagement shall be for three (3) weeks from the date of this Agreement (the “Term”. Nevertheless, Newbridge’s engagement may be terminated by either the Company or Newbridge at any time upon 15 days written notice to that effect to the other party. If the Company terminates this Agreement without Cause (as defined below), Newbridge shall be paid its full Corporate Advisory Fee under Section 4. “Cause” means a material breach of this Agreement by Newbridge; which breach shall not have been cured within a reasonable period following written notice of the breach to Newbridge by the Company.

The provisions of this Section 2 and of Sections 5, 6 and 7 of this Agreement shall survive termination.

3.	Information.

The Company will furnish to Newbridge such information as Newbridge reasonably requests in connection with performing its services. In performing its services, Newbridge will use and rely upon the information furnished by the Company as well as publicly available information regarding the Company. Accordingly, Newbridge shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to independently verify any information, whether publicly available or otherwise furnished to it, including any financial information, forecasts or projections. For any financial forecasts and projections made available to Newbridge, Newbridge may assume that the forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company. If, in Newbridge’s opinion after completing its due diligence process, the condition or prospects of the Company, financial or otherwise, are not substantially as represented or do not fulfill Newbridge’s expectations, Newbridge shall have the sole discretion to determine whether to continue to participate in a Corporate Advisory assignment.

4.	Fees.

For the services to be rendered by Newbridge, the Company shall pay to Newbridge a Corporate Advisory Fee, as set forth below.

a)	Corporate Advisory Fee: The total fees for Corporate Advisory Services shall be sixty thousand (60,000) shares, and will be released to Newbridge Securities upon the following schedule:

●	Upon execution of this Agreement, the Company shall pay to Newbridge twenty thousand (20,000) shares of common stock.
●	On July 15th, 2020, the Company shall pay to Newbridge an additional twenty thousand (20,000) shares of common stock.
●	On October 15, 2020, the Company shall pay to Newbridge an additional twenty thousand (20,000) shares of common stock.

All equity compensation received pursuant to this agreement, shall be subject to a lock-up provision, with the following schedule:

i)	100% of the original stock held, can be sold after a holding period of 12 months from the date of the signing of this agreement

b)	At Newbridge’s option and upon Newbridge’s written instructions to the Company, the Company shall issue all or a portion of the Stock due to Newbridge under this Agreement directly to specified Newbridge affiliates, employees or any other third-party assignee. Such assignees shall also be subject to the lock-up provisions described above. The stock Certificates evidencing such shares shall include a legend reflecting the lock-up provisions. All shares described in this agreement shall be deemed earned up full upon execution of this agreement, and once paid, the Consulting Fee shall be non-refundable.

5.	Expenses:

Newbridge Securities will pre-approve with the Company any expenses related to this engagement (including travel expenses, legal fees and other miscellaneous, etc.) incurred in connection with this Corporate Advisory assignment or otherwise arising out of this agreement. Once approved, the Company shall reimburse Newbridge for all expenses due to it within 10 days of written receipt.

6.	Scope of Responsibility.

Newbridge shall not be liable to the Company, or to any other person claiming through the Company, for any claim, loss, damage, liability, or expense suffered by the Company or any such other person arising out of or related to Newbridge’s engagement except for any claim, loss, damage, liability or expense that arises out of, or is based upon, any action or failure to act by Newbridge that constitutes bad faith, willful misconduct or gross negligence.

7.	Indemnification; Contribution.

a)	The Company agrees to indemnify and hold harmless Newbridge and its officers, directors, shareholders, employees, affiliates, agents and each person who controls Newbridge (and any of its affiliates) within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”), to the fullest extent lawful, against any and all claims, losses, damages, liabilities, and expenses (including all fees and disbursements of counsel and other expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding, inquiry, investigation or litigation, to which an Indemnified Person may become subject) (collectively, “Damages”) incurred that arise out of or are related to any actual or proposed Corporate Advisory assignment or Newbridge ‘s engagement under this Agreement. However, this indemnification shall not include any Damages that are found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of Newbridge.

b)	If the indemnity above is unavailable or insufficient to hold harmless an Indemnified Person, then the Company shall contribute to amounts paid or payable by an Indemnified Person for Damages in such proportion as appropriately reflects the relative benefits received by the Company on the one hand and Newbridge on the other. If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations. However, in no event shall Newbridge’s aggregate contributions for Damages exceed the amount of fees actually received by Newbridge under this Agreement.

c)	Promptly after receipt by Newbridge of notice of any claim or the commencement of any action for which an Indemnified Person may be entitled to indemnity, Newbridge shall promptly notify the Company of such claim or the commencement of such against the Indemnified Person that would give rise to indemnification. However, any delay or failure to notify the Company will not relieve the Company of its indemnity obligation except to the extent it is materially prejudiced by such delay or failure. The Company may participate in the defense of the claim and shall assume the defense of the claim and shall pay as incurred the fees and disbursements of counsel for the proceeding. In any proceeding where the Company declines to assume the defense or the Company’s counsel is deemed to have a conflict of interest, the Indemnified Person shall have the right to retain its own counsel which shall be reasonably satisfactory to Newbridge. The Company shall pay the fees and expenses of such counsel as incurred. However, the Company shall not be responsible for the fees and expenses of more than one counsel (other than counsel of record) for all Indemnified Persons.

d)	The Company will not enter into any waiver, release or settlement for any threatened or pending claim, action, proceeding or investigation or settle any related litigation for which indemnification may be sought under this Agreement (whether or not Indemnified Persons are a formal party to the litigation), unless the waiver, release or settlement includes an unconditional release of each Indemnified Person from any and all liability arising out of the threatened or pending claim, action, proceeding, investigation or litigation.

8.	Representations and Warranties; Covenants.

The Company represents, warrants and covenants as follows:

a)	All information provided by the Company will be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

b)	During the term of this Agreement, the Company will (a) promptly notify Newbridge of any material development in the operations, financial condition or prospects of the Company or its assets, whether or not in the ordinary course of business, (b) provide copies of its annual reports and other financial reports at the earliest time the Company makes them available to others, and (c) provide such other information concerning the business and financial condition of the Company and its assets as Newbridge may from time to time reasonably request.

c)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instrument to which the Company is bound, or to which any property or assets of the Company are subject.

9.	Reliance on Others.

The Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice.

10.	No Rights in Shareholders, etc.

Newbridge has been engaged only by the Company, and this engagement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party to this Agreement as against Newbridge. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of Newbridge or to rely upon any statements, advice, opinions or conduct by Newbridge.

11.	Independent Contractor; No Fiduciary Duty; Non-Exclusive Services.

Newbridge’s role is that of an independent contractor and nothing in this Agreement is intended to create or shall be construed as creating a fiduciary relationship between the Company and Newbridge. Newbridge and its affiliates provide financial advisory services, investment banking services, and consulting advice to others. Nothing in this Agreement shall limit or restrict Newbridge in providing services to others, except as such services may relate to matters concerning the Company’s business and properties.

12.	Use of Name.

The Company shall not utilize the name “Newbridge” or any derivative thereof, in any publication, announcement or otherwise, without the prior written consent of Newbridge.

13.	Public Disclosure.

After receiving cost estimates, the Company agrees to distribute at its expense any pre-approved press release via Businesswire National Circuit or a similar news service concerning the Company and its business, as Newbridge may reasonably request, so long as the press release is compliant with US and Canadian securities laws.

14.	Advertising.

Newbridge may, at its option and expense: (a) place advertisements in financial and other newspapers and journals (including electronic versions) describing its services to the Company and (b) use the Company’s corporate logo in such advertising or related promotional materials (including electronic versions) concerning Newbridge’s services to the Company. If requested by Newbridge, the Company shall include a mutually acceptable reference to Newbridge in any press release or other public announcement made by the Company regarding a Corporate Advisory assignment.

15.	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in all respects under the laws of the State of Florida, without reference to its conflict of laws provisions. Any right to trial by jury for any claim, action, proceeding or litigation arising out of this Agreement or any of the matters contemplated in this Agreement is waived by the Company and the Placement Agent. The parties hereby irrevocably and unconditionally: submit to the jurisdiction of the federal and state courts located in Palm Beach County Florida, for any dispute related to this Agreement or any of the matters contemplated hereby; consent to service of process by registered or certified mail return receipt requested or by any other manner provided by applicable law; and waive any right to claim that any action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

16.	Miscellaneous.

Nothing in this Agreement is intended to obligate Newbridge to provide any services other than as set forth above. This Agreement may be executed in counterparts, in PDF and/or email, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (both written and oral) of the parties with respect to the subject matter of this Agreement. This Agreement cannot be amended or otherwise modified except in writing signed by the parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Newbridge.

Sincerely,

Newbridge Securities Corporation

By:	/s/ Robert Abrams
Robert Abrams
General Counsel & Chief Compliance Officer
Managing Director, Investment Banking

Blue Star Foods Corp.

By:	/s/ John Keeler
Name:	John Keeler
Title:	Chairman / CEO